Exhibit 10.1

BALLANTYNE STRONG, INC.

2010 LONG-TERM INCENTIVE PLAN

(as amended and restated)

Table of Contents

ARTICLE 1 ESTABLISHMENT, PURPOSE AND DURATION		1
1.1	Establishment of the Plan	1
1.2	Purpose of the Plan	1
1.3	Duration of the Plan	1
ARTICLE 2 DEFINITIONS		1
2.1	"Affiliate"	1
2.2	"Authorized Shares"	1
2.3	"Award"	1
2.4	"Award Agreement"	1
2.5	"Board"	1
2.6	"Code"	1
2.7	"Committee"	1
2.8	"Common Stock"	1
2.9	"Company"	2
2.10	"Director"	2
2.11	"Employee"	2
2.12	"Exchange Act"	2
2.13	"Exercise Price"	2
2.14	"Fair Market Value"	2
2.15	"Fiscal Year"	2
2.16	"Free-Standing SAR"	2
2.17	"Incentive Stock Option" or "ISO"	2
2.18	"Non-Qualified Stock Option" or "NQSO"	2
2.19	"Option"	2
2.20	"Participant"	2
2.21	"Performance Award"	2
2.22	"Performance Cash"	2
2.23	"Performance Goals"	2
2.24	"Performance Period"	2
2.25	"Performance Share"	2
2.26	"Performance Unit"	2
2.27	"Period of Restriction"	3
2.28	"Plan"	3
2.29	"Restricted Stock"	3
2.30	"Restricted Stock Unit" or "RSU"	3
2.31	"Share"	3
2.32	"Stock Appreciation Right" or "SAR"	3
2.33	"Tandem SAR"	3
2.34	"Ten-Percent Shareholder"	3
ARTICLE 3 ADMINISTRATION		3
3.1	Administration of the Plan	3
3.2	Powers of the Committee	3
3.3	Determinations by the Committee	4
ARTICLE 4 ELIGIBILITY AND PARTICIPATION		4
4.1	General Rule	4
4.2	Actual Participation	4

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4.3	Ten-Percent Shareholders	4
ARTICLE 5 SHARES AVAILABLE UNDER THE PLAN; LIMITATION ON AWARDS		4
5.1	Number of Shares Available for Awards	4
5.2	Share Usage	4
5.3	Adjustment	5
5.4	Non-Transferability	5
5.5	ISO Maximum	5
5.6	Limitations on Awards to Individual Participants	5
ARTICLE 6 STOCK OPTIONS
6.1	Grant of Options	5
6.2	Award Agreement	5
6.3	Exercise Price	5
6.4	Term of Options	5
6.5	Exercise of Options	6
6.6	Payment	6
6.7	Restriction to Insure Transferability	6
6.8	Termination of Employment	6
6.9	Limitation on ISOs	6
ARTICLE 7 STOCK APPRECIATION RIGHTS		6
7.1	Authority to Grant Stock Appreciation Rights	6
7.2	Types of Stock Appreciation Rights Available	7
7.3	General Terms	7
7.4	SAR Agreement	7
7.5	Term of SAR	7
7.6	Exercise of Free-Standing SARs	7
7.7	Exercise of Tandem SARs	7
7.8	Payment of SAR Amount	7
7.9	Termination of Employment	7
7.10	Non-Transferability of SARs	8
7.11	Participant's Rights as a Stockholder	8
7.12	Restrictions on Stock Received	8
ARTICLE 8 RESTRICTED STOCK		8
8.1	Restricted Stock Awards	8
8.2	Restricted Stock Award Agreement	8
8.3	Participant’s Rights as Stockholder	8
ARTICLE 9 RESTRICTED STOCK UNITS		8
ARTICLE 10 PERFORMANCE AWARDS		9
10.1	Authority to Grant Performance Shares/Performance Units	9
10.2	Performance Goals	9
10.3	Adjustment of Performance Goals	10
10.4	Written Agreement	10
10.5	Termination of Employment	10
10.6	Form of Payment Under a Performance Award	10
ARTICLE 11 RIGHTS OF PARTICIPANTS		10
11.1	Employment	10
11.2	Participation	10
11.3	Rights of Stockholder	10
ARTICLE 12 CHANGE IN CONTROL		10
ARTICLE 13 AMENDMENT, MODIFICATION, SUSPENSION AND TERMINATION		11

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13.1	Amendment, Modification, Suspension and Termination	11
13.2	Adjustment of Awards Upon the Occurrence of Certain Unusual or Non-Recurring Events	11
13.3	Amendment to Conform to Law	11
ARTICLE 14 WITHHOLDING		11
14.1	Tax Withholding	11
14.2	Share Withholding	11
ARTICLE 15 MISCELLANEOUS		11
15.1	Legend	11
15.2	Gender and Number	11
15.3	Severability	11
15.4	Requirements of Law	12
15.5	Indemnification of The Committee	12
15.6	Headings	12
15.7	Other Compensation Plans	12
15.8	Retirement and Welfare Plans	12
15.9	Successors	12
15.10	Inability to Obtain Authority	12
15.11	Investment Representations	12
15.12	Persons Residing Outside the United States	12
15.13	No Fractional Shares	13
15.14	Arbitration of Disputes	13
15.15	Governing Law	13
ARTICLE 16 EXECUTION		13

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ARTICLE 1
ESTABLISHMENT, PURPOSE AND DURATION

1.1     Establishment of the Plan. The Company established, effective May 19, 2010 (the "Effective Date"), the incentive compensation plan known as the "Ballantyne Strong, Inc. 2010 Long-Term Incentive Plan" (the "Plan"). The Plan permits the grant of Non-Qualified Stock Options, Incentive Stock Options, Restricted Stock and Performance Shares. Provided that the Company's Shareholders approve of this amendment and restatement, the Plan has been amended and restated as set forth herein.

1.2     Purpose of the Plan. The Plan is intended to advance the best interests of the Company, its Affiliates and its Stockholders by providing those persons who have substantial responsibility for the management and growth of the Company with additional performance incentives and an opportunity to obtain or increase their ownership in the Company, thereby encouraging them to continue in their employment with the Company.

1.3     Duration of the Plan. Unless sooner terminated as provided herein, the Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan's terms and conditions.

ARTICLE 2
DEFINITIONS

The words and phrases defined in this Article shall have the meaning set out below throughout the Plan, unless the context in which any such word or phrase appears reasonably to require a broader, narrower or different meaning.

2.1     "Affiliate" means any corporation, partnership, limited liability company or association, trust or other entity or organization which directly or indirectly controls, is controlled by or under common control with, the Company. For purposes of the proceeding sentence, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any entity or organization, shall mean that the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of Directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

2.2     "Authorized Shares" shall have the meaning ascribed to that term in Section 5.1.

2.3     "Award" shall be defined to mean a grant made under the Plan in the form of Non-Qualified Stock Options, Incentive Stock Options, Stock Appreciation Units, Restricted Stock, Restricted Stock Units or Performance Shares or Performance Units.

2.4     "Award Agreement" means an agreement that sets forth the terms and conditions applicable to an Award granted under the Plan.

2.5     "Board" means the Board of Directors of the Company.

2.6     "Code" means the United States Internal Revenue Code of 1986, as amended from time to time.

2.7     "Committee" means the Compensation Committee of the Board, or if the Compensation Committee of the Board chooses to delegate its duties, a committee of at least two (2) persons who are members of the Compensation Committee of the Board and are appointed by the Compensation Committee of the Board to administer the Plan.

2.8     "Common Stock" means the $0.01 par value common stock of the Company.

2.9     "Company" means Ballantyne Strong, Inc., a Delaware corporation, or any successor (by reincorporation, merger or otherwise).

2.10     "Director" means a member of the Board.

2.11     "Employee" means an individual employed by the Company or an Affiliate (within the meaning of Code §3401 and the Regulations thereunder).

2.12     "Exchange Act"means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.

2.13     "Exercise Price"means the price per share at which an Option may be exercised.

2.14     "Fair Market Value" of a Share as of a specified date means the per Share closing price of the Shares reported on the principal securities exchange on which the Shares are traded on that date (or if there were no reported prices on such date, on the last preceding date on which prices were reported) and if the Company is not listed on a securities exchange, the Fair Market Value of Shares shall be determined by the Committee in its sole discretion.

2.15     "Fiscal Year"means the calendar year.

2.16     "Free-Standing SAR"means an SAR that IS granted independently of any Options, as described in Article 7.

2.17     "Incentive Stock Option" or "ISO"means an Option to purchase stock that is designated as Incentive Stock Option that satisfies the requirements of §422 of the Code.

2.18     "Non-Qualified Stock Option" or "NQSO"means a "non-qualified stock option" to purchase stock that does not satisfy the requirements of §422 of the Code.

2.19     "Option"means an Incentive Stock Option or a Non-Qualified Stock Option.

2.20     "Participant"means an Employee who has received an Award.

2.21     "Performance Award"means any Award of Performance Cash, Performance Shares or Performance Units granted pursuant to Article 10.

2.22     "Performance Cash"means any cash incentive granted pursuant to Article 10 which will be paid to a Participant on the achievement of Performance Goals during a Performance Period.

2.23     "Performance Goals"means one or more of the criteria described in Section 10.2 on which the performance goals applicable to an Award are based.

2.24     "Performance Period"means the period of time as specified by the Committee over which Performance Shares are to be earned.

2.25     "Performance Share" means an Award made pursuant to Article 10 which entitles the Participant to receive Shares based on the achievement of Performance Goals during a Performance Period.

2.26     "Performance Unit" means any Award made pursuant to Article 10 which entitles the Participant to receive Units valued by reference to a designated amount of property other than Shares (or cash), which value will be paid to the Participant upon achievement of such Performance Goals during the Performance Period as the Committee shall establish.

2.27     "Period of Restriction" means for period during which Restricted Stock is subject to a substantial risk of forfeiture (based on the passage of time, for achievement of Performance Goals, or upon the occurrence of other events as determined by the Committee, in its discretion, as provided in Article 8).

2.28     "Plan" means this Ballantyne Strong, Inc. 2010 Long-Term Incentive Stock Plan.

2.29     "Restricted Stock" means any Share of stock issued or granted under the Plan with the restriction that the Participant may not sell, transfer, pledge or assign such Shares and such other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends) which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.30     "Restricted Stock Unit" or "RSU"means an Award made pursuant to Article 9, of a Unit that is valued by reference to a Share, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including without limitation, cash, Shares, or any combination thereof, and that has such restrictions as the Committee, in its sole discretion, may impose, including without limitation, any restriction on the right to retain such Awards, to sell, transfer, pledge or assign such Awards, which restrictions may lapse separately or in combination at such time or times, installments or otherwise, as the Committee may deem appropriate.

2.31     "Share" means a share of the Company's common stock.

2.32     "Stock Appreciation Right" or "SAR" means a right, granted pursuant to Article 7, to receive an amount equal to the excess of (i) the market price of a specified number of Shares at the time of exercise over (ii) the Exercise Price of the right as established by the Committee on the date of the grant, which will be payable in Shares or cash as established by the Committee.

2.33     "Tandem SAR" means an SAR granted in connection with a related Option pursuant to Article 7 herein, the exercise of which shall require forfeiture of the right to purchase a Share of stock under the related Option (when a Share of stock is purchased under the Option, the Tandem SAR shall similarly be cancelled).

2.34     "Ten-Percent Shareholder"means an individual who at the time the applicable Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent corporation or subsidiary corporation. Any individual shall be considered as owning the stock owned, directly or indirectly, by or for his brothers and sisters (whether by the whole or half-blood), spouse, ancestors and lineal descendants, and stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust, shall be considered as being owned proportionally by and for its stockholders, partners or beneficiaries.

ARTICLE 3
ADMINISTRATION

3.1     Administration of the Plan. The Plan shall be administered by the Committee. Any power of the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award, intended to be performance based, not to qualify for treatment as "Performance Based Compensation" under §162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with any action taken by the Committee, the Board action shall control. The Committee may delegate any and all aspects of the day-to-day administration of the Plan to one or more officers of the Company or any Affiliate, and/or to one or more agents.

3.2     Powers of the Committee. Subject to the expressed provisions of this Plan, the Committee shall be authorized and empowered to take all actions that it determines to be necessary or appropriate in connection with the administration of the Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are eligible to be granted Awards, to which of such persons, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions of Awards, including the number of Shares subject to Awards, the exercise or purchase price of such Shares, and the circumstances under which Awards can be exercised or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events, or other factors; (iv) to establish and certify the extent of satisfaction of any Performance Goals or other conditions applicable to the grant, issuance, exercise ability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of Award Agreements or other communications evidencing Awards made under this Plan (which need not be identical) and the terms or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine whether, and the extent to which, adjustments are required pursuant to Section 5.3; (vii) to interpret and construe this Plan, any rule and regulations under this Plan, and the terms and conditions of any Award granted hereunder, and to make any exceptions to such provisions in good faith and for the benefit of the Company; and (viii) to make all other determinations deemed necessary and advisable for the administration of the Plan.

3.3     Determinations by the Committee. All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations, and the terms and conditions of or operation of any Award granted hereunder shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitations, the recommendation or advice of any officer or other employee of the Company and such attorneys, consultants, accountants as it may select. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan, or any Award under the Plan.

ARTICLE 4
ELIGIBILITY AND PARTICIPATION

4.1     General Rule. Subject to the terms and conditions set forth below, individuals eligible to participate in this Plan include all Employees of the Company or an Affiliate.

4.2     Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law, and the amount of each Award.

4.3     Ten-Percent Shareholders. An Employee who holds more than ten percent (10%) of the total combined voting power of all classes of Stock of the Company, its parent or subsidiaries, is not eligible to receive an Incentive Stock Option pursuant to this Plan unless the exercise price of the Incentive Stock Option is at least  110% of the Fair Market Value of the underlining Shares' on the date of the grant and the term of the Option does not exceed five (5) years. For purposes of this Section 4.3, stock ownership of an Employee shall be determined pursuant to Section 424(d) of the Code.

ARTICLE 5
SHARES AVAILABLE UNDER THE PLAN; LIMITATION ON AWARDS

5.1     Number of Shares Available for Awards. Subject to adjustments provided for in Section 5.3, the maximum number of Shares available for issuance to Participants under the Plan (the "Share Authorization") shall be 1,600,000 Shares.

5.2     Share Usage. Shares governed by an Award shall only be counted as used to the extent they are actually issued. Any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise, without the issuance of such Shares will be available again for grant under the Plan. Moreover, if the option price of any option granted under this Plan or the tax withholding requirements with respect to an Award granted under this Plan are satisfied by tendering Shares to the Company (by their actual delivery or by attestation) only the number of Shares issued (net of Shares tendered), if any, will be deemed delivered for purposes of the determining the maximum number of Shares available for delivery under this Plan. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

5.3     Adjustment. In the event that the Committee, in its sole discretion, shall determine that any dividend or other distribution (whether in the form of cash, stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Common Stock such that an adjustment is appropriate in order to preserve (but not increase) the rights of Participants under the Plan, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of Shares which may thereafter be issued in connection with respect to Awards pursuant to Articles 6, 7, 8, 9 and 10, (ii) the number and kind of Shares issued in respect of outstanding Awards, and (iii) the Exercise Price relating to any Options.

5.4     Non-Transferability. Except as specified in the applicable Award Agreement or in domestic relations court orders, an Award shall not be transferrable by the Participant other than by will or under the laws of descent and distribution, and shall be exercisable during the Participant's lifetime only by him or in the event of the Participant's legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under State law. Any attempted assignment of an Award in violation of this Section shall be null and void. In the discretion of the Committee, any attempt to transfer an Award other than under the terms of the Plan and the applicable Award Agreement, may terminate the Award.

5.5     ISO Maximum. In no event shall the number of Shares issued upon the exercise of Incentive Stock Options exceed 1,600,000 Shares, subject to adjustment as provided in Section 5.3.

5.6     Limitations on Awards to Individual Participants. Subject to adjustment as provided in Section 5.3, no Participant may be granted (i) Options or SARs during any term of the Plan of more than 100,000 Shares or (ii) Restricted Stock or Restricted Stock Units during any year of the Plan of more than 60,000 Shares or (iii) Performance Awards in any rolling Performance Period that are intended to comply with the performance based exception under Code Section 162(m) and are denominated in Shares with respect to more than 60,000 Shares (the "Limitations"). In addition to the foregoing, the maximum dollar value that may be earned by any Participant in any 12-month period with respect to Performance Awards that are intended to comply with the performance based exception under Code Section 162(m) and are denominated in cash is $500,000.00. If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable Limitation.

ARTICLE 6
STOCK OPTIONS

6.1     Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to eligible persons in such number, and upon such terms, and at such time and from time to time as shall be determined by the Committee, in its sole discretion, provided that ISOs may be granted only to eligible Employees of the Company or any Affiliate (as permitted under Sections 422 and 424 of the Code).

6.2     Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO.

6.3     Exercise Price. The Exercise Price for each grant of an Option under the Plan, shall be determined by the Committee, in its sole discretion, and shall be specified in the Award Agreement; provided, however, that the Exercise Price on the day of the grant must be at least equal to 100% of the Fair Market Value of the Shares as determined on the date of the grant. Notwithstanding the foregoing, the price at which Shares may be purchased under an ISO granted to a Participant who is a Ten-Percent Shareholder shall not be less than 110% of the Fair Market Value of the Shares as determined on the date of the grant.

6.4     Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of the grant, provided, however, no Option shall be exercisable later than the 1Oth anniversary date of its grant. Notwithstanding the foregoing, the period during which an ISO may be exercised by a Ten-Percent Shareholder shall expire not later than five (5) years after the date the ISO is granted.

6.5     Exercise of Options. Vested Options granted under this Article 6 shall be exercisable on such terms and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions may not be the same for each grant or for each Participant.

6.6     Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Exercise Price. The Exercise Price of any Option shall be payable to the Company in full in cash or its equivalent or in the sole discretion of the Committee, either: (a) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of the exercise equal to the Exercise Price prior to their tender to satisfy the Exercise Price if acquired under this Plan or any other compensation plan maintained by the Company or have been purchased on the open market; (b) by a cashless exercise (broker-assisted exercise) through a "same-day sale" commitment; (c) by a combination of (a) and (b); or (d) by any other method approved or accepted by the Committee.

Subject to any government rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of the applicable tax withholding) the Company shall deliver to the Participant evidence of book entry Shares, or upon Participant's request of share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7     Restriction to Insure Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

6.8     Termination of Employment. Each Participant's Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's employment with the Company. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

6.9     Limitation on ISOs. To the extent that the aggregate Fair Market Value of Shares with respect to which ISOs first become exercisable by a Participant in any calendar year exceeds $100,000, taking into account both Shares subject to ISOs under the Plan and Shares subject to ISOs under all other plans of the Company, such Options shall be treated as NQSOs. For this purpose, the "Fair Market Value" of the Shares subject to Options shall be determined as of the date the Options were awarded. In reducing the number of Options treated as ISOs to meet the $100,000 limit, the most recently granted Options shall be reduced first. To the extent a reduction of simultaneously granted Options is necessary to meet the $100,000 limit, the Committee may, in the manner and to the extent permitted by law, designate which Shares are to be treated as Shares acquired pursuant to the exercise of an ISO.

ARTICLE 7
STOCK APPRECIATION RIGHTS

7.1     Authority to Grant Stock Appreciation Rights. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant SARs under the Plan to eligible persons in such number and upon such terms as the Committee shall determine. Subject to the terms and conditions of the Plan, the Committee shall have complete discretion in determining the terms and conditions pertaining to such SAR.

7.2     Types of Stock Appreciation Rights Available. The Committee may grant Free- Standing SARs, Tandem SARs or any combination of these forms of SARs.

7.3     General Terms. Subject to the terms and conditions of the Plan, a SAR granted under the Plan shall confer on the recipient a right to receive, upon exercise thereof, an amount equal to the excess of (a) the Fair Market Value of one Share of stock on the date of exercise, over (b) the grant price of the SAR, which shall not be less than 100% of the Fair Market Value of one Share of stock on the date of the grant of the SAR. The grant price of Tandem SARs shall be equal to the Exercise Price of the related Option.

7.4     SAR Agreement. Each Award of SARs granted under the Plan shall be evidenced by an Award Agreement that shall specify (a) the grant price of the SAR, (b) the term of the SAR, (c) the vesting and termination provisions of the SAR and (d) such other provisions as the Committee shall determine that are not inconsistent with the terms and provisions of the Plan. The Committee may impose such additional conditions or restrictions on the exercise of a SAR as it may deem appropriate.

7.5     Term of SAR. The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion, provided no SAR shall be exercisable on or after the tenth (10th) anniversary date of its grant. Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO; (a) the Tandem SAR will expire no later than the expiration of the underlying ISO; (b) the value of the payout with respect to the Tandem SAR may be for no more than 100% of the excess of the Fair Market Value of the Shares of stock subject to the underlying ISO at the time the Tandem SAR is exercised over the Exercise Price of the underlying ISO; and (c) the Tandem SAR may be exercised only when the Fair Market Value of the Shares of stock subject to the ISO exceeds the Exercise Price of the ISO.

7.6     Exercise of Free-Standing SARs. Subject to the terms and provisions of the Plan and the applicable Award Agreement, Free-Standing SARs may be exercised in whole or part from time to time by the delivery of written notice in the manner designated by the Committee stating (a) that the Participant wishes to exercise such SAR on the date such notice is so delivered, (b) the number of Shares of stock with respect to which the SAR is to be exercised and (c) the address to which the payment due under such SAR should be mailed. In accordance with applicable law, Free-Standing SARs may be exercised upon whatever additional terms and conditions the Committee, in its sole discretion, imposes.

7.7     Exercise of Tandem SARs. Subject to the terms and provisions of the Plan and the applicable Award Agreement, Tandem SARs may be exercised for all or part of the Shares of stock subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option and by delivery of written notice in the manner designated by the Committee stating (a) that the Participant wishes to exercise such SAR on the date such notice is so delivered, (b) the number of Shares of stock with respect to which the SAR is to be exercised and (c) the address to which the payment due under such SAR should be mailed. A Tandem SAR may be exercised only with respect to the Shares of stock for which its related Option is then exercisable. In accordance with applicable law, a Tandem SAR may be exercised upon whatever additional terms and conditions the Committee, in its sole discretion, imposes.

7.8     Payment of SAR Amount. Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying the excess of the Fair Market Value of a Share of stock on the date of exercise over the grant price of the SAR by the number of Shares of stock with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon SAR exercise may be in cash, in stock of equivalent value, or some combination thereof or in any other manner approved by the Committee in its sole discretion. The Committee's determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

7.9     Termination of Employment. Each Participant's Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following the Participant's termination of employment. Such provision shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with the Participant, need not be uniform among all SARs issued pursuant to the this Article 7.9, and may reflect distinctions based upon the reason for termination.

7.10     Non-Transferability of SARs. Except as otherwise provided in a Participant's Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of dissent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all SARs granted to a Participant under the Plan shall be exercisable in his or her lifetime only by the Participant, and after that time, by Participant's heirs or estate. Any attempt at assignment of an SAR in violation of this Section 7.10 shall be null and void.

7.11     Participant's Rights as a Stockholder. Each recipient of a SAR Award shall have no rights as a stockholder.

7.12     Restrictions on Stock Received. The Committee may impose such conditions and/or restrictions on any Shares of stock received upon exercise of an SAR granted pursuant to the Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, requirements that the Participant holds the Shares of stock received upon exercise of a SAR for a specified period of time.

ARTICLE 8
RESTRICTED STOCK

8.1     Restricted Stock Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may make Awards of Restricted Stock under the Plan to eligible persons in such number and upon such terms as the Committee shall determine. The amount of, the vesting and the transferability restrictions applicable to any Restricted Stock Award shall be determined by the Committee in its sole discretion. If the Committee imposes vesting or transferability restrictions on a Participant's right and with respect to Restricted Stock, the Committee may issue such instructions to the Company's share transfer agent in connection therewith as it deems appropriate. The Committee may also cause the certificate for shares of Stock issued pursuant to a Restricted Stock Award to be imprinted with any legend which counsel for the Company considers advisable with respect to the restrictions or, should the shares of Stock be represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the shares of Stock as counsel for the Company considers necessary or advisable to comply with applicable law.

8.2     Restricted Stock Award Agreement. Each Restricted Stock Award shall be evidenced by an Award Agreement that contains any vesting, transferability restrictions and other provisions not inconsistent with the Plan as the Committee may specify.

8.3     Participant’s Rights as Stockholder. Subject to the terms and conditions of the Plan, each recipient of a Restricted Stock Award shall have all the rights of a stockholder with respect to the shares of Restricted Stock included in the Restricted Stock Award during the Period of Restriction established for the Restricted Stock Award. Dividends paid with respect to Restricted Stock shall be added to and become a part of the Restricted Stock. During the Period of Restriction, certificates representing the Restricted Stock shall be registered in the Participant's name and bear a restrictive legend to the effect that ownership of such Restricted Stock, and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms, and conditions provided in the Plan and the applicable Award Agreement. Such certificates shall be deposited by the recipient with the Secretary of the Company or such other officer of the Company as may be designated by the Committee, together with all stock powers or other instruments of assignment, each endorsed in blank, which will permit transfer to the Company of all or any portion of the Restricted Stock which shall be forfeited in accordance with the Plan and the applicable Award Agreement.

ARTICLE 9
RESTRICTED STOCK UNITS

9.1     Authority to Grant RSU Awards. Subject to the terms and conditions of the Plan, the Committee, at any time, and from time to time, may grant RSU Awards to eligible persons in such amounts and upon such terms, as the Committee shall determine. The amount of, the vesting and transferability restrictions applicable to any RSU Award shall be determined by the Committee in its sole discretion. The Committee shall maintain a bookkeeping ledger account which reflects the number of RSUs credited under the Plan for the benefit of the Participant.

9.2     RSU Award. An RSU Award shall be similar in nature to a Restricted Stock Award except that no Shares of stock are actually transferred to the Participant until a later date as specified in the applicable Award Agreement. Each RSU shall have a value equal to the Fair Market Value of the Shares of stock.

9.3     RSU Award Agreement. Each RSU Award shall be evidenced by an Award Agreement that contains any substantial risk of forfeiture, transferability restrictions, form and time of payment provisions and other provisions not inconsistent with the Plan as the Committee may specify.

9.4     Form of Payment Under RSU Award. Payment under an RSU Award shall be made in either cash, Shares of stock, or some combination thereof, as specified in the applicable Award Agreement.

9.5     Participant's Rights as a Stockholder. Each recipient of an RSU Award shall have no rights as a stockholder with respect to the Participant's RSUs. A Participant shall have no voting rights with respect to any RSU Awards.

ARTICLE 10
PERFORMANCE AWARDS

10.1     Authority to Grant Performance Shares/Performance Units. Subject to the terms and conditions of the Plan, the Committee, at any time, and from time to time, may grant performance awards in the form of Performance Shares and/or Performance Units to eligible persons in such amounts and upon such terms and conditions as the Committee shall determine. The amount of, the vesting and the transferability restrictions applicable to any Award of Performance Shares and/or Performance Units shall be based upon the attainment of such Performance Goals as the Committee may determine. If the Committee imposes vesting and transferability restrictions on a Participant's rights with respect to an Award of Performance Shares and/or Performance Units, the Committee may issue such restrictions to the Company's share transfer agent in connection therewith as it deems appropriate. The Committee may also cause the certificate for Shares of stock issued pursuant to a Performance Share Award or Performance Unit Award to be imprinted with any legend which counsel for the Company considers advisable with respect to the restrictions or, should the Shares of stock be represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the Shares of stock as counsel for the Company considers necessary or advisable to comply with applicable law.

10.2     Performance Goals. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the Performance Goals to be achieved during any Performance Period, the length of the Performance Period, the amount of the Award of Performance Shares and/or Performance Units, and the amount and kind of any payment or transfer to be made pursuant to any Award of Performance Shares and/or Performance Units. A Performance Goal must be objective such that a third party having knowledge of the relevant facts could determine whether the goal is met. The Performance Goals upon which the payment or vesting of an Award to a Participant that is intended to qualify as Performance Based Compensation shall be limited to one or more of the following Performance Goals: return on equity, earnings per share, total earnings, earnings growth, return on capital, return on assets, earnings before interest, taxes, depreciation and/or amortization, sales, sales growth, gross margin, return on investment, increase in the fair market value of the Company's common stock, share price (including but not limited to, growth measures and total stockholder return), operating income or profit, net earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investment (which equals net cash flow divided by total capital), inventory terms, financial return ratios, total return to stockholders, market share, earnings measures/ratios, economic or incremental value added, economic profit, balance sheet measurements such as receivable turnover, internal rate of return, increase in net present value or expense targets, working capital measurements (such as average working capital divided by sales), customer or dealer satisfaction surveys and productivity. Such goal will be measured by excluding the negative impact of one-time, isolated, non-recurring events. Performance objectives may be described in terms of Company-wide objectives or objectives that are related to the Performance of the individual participant or the subsidiary, division, department or function within the Company or subsidiary in which the participant is employed. Performance Criteria may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. In interpreting Plan provisions applicable to Performance Goals, Performance Shares and/or Performance Units, it is intended that the Plan will conform with the standards of section 162(m) of the Code and Treasury Regulations Section 1.162-27(e)(2)(i), and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Performance Shares and/or Performance Units to be issued pursuant to the Plan shall be determined by the Committee.

10.3     Adjustment of Performance Goals. If provided in the terms of the Award, the Committee may adjust Performance Goals and the related minimum acceptable levels of achievement if, in the sole judgment of the Committee, events or transactions have occurred after the grant date of an Award of Performance Shares that are unrelated to the performance of the Participant and result in distortion of the Performance Goals or the related minimum acceptable level of achievement; provided, however, that any such modification may not increase the amount payable under such Award.

10.4     Written Agreement. Each Award of Performance Shares or Performance Units shall be evidenced by an Award Agreement that contains any vesting, transferability restrictions and other provisions not inconsistent with the Plan as the Committee may specify.

10.5     Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Shares and/or Performance Units following termination of the Participant's employment with the Company. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, and need not be uniform on all Awards of Performance Shares and/or Performance Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

10.6     Form of Payment Under a Performance Award. Payment under a Performance Award shall be made either in cash, Shares of stock, or some combination thereof, as specified in the Participant's Award Agreement.

ARTICLE 11
RIGHTS OF PARTICIPANTS

11.1     Employment. Nothing in this Plan or in an Award Agreement shall interfere with or limit in any way the right of the Company to determine any Participant's employment or service to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service for a specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company and, accordingly, subject to Article 3 and Article 11, this Plan and the benefits hereunder may be terminated at any time at the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company.

11.2     Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

11.3     Rights of Stockholder. Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

ARTICLE 12
CHANGE IN CONTROL

An Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the applicable Award Agreement and determined by the Committee on a grant-by-grant basis or as may be provided in an after written agreement between the Company and the Participant; provided, however, that in the absence of such a provision, no such acceleration shall occur.

ARTICLE 13
AMENDMENT, MODIFICATION, SUSPENSION AND TERMINATION

13.1     Amendment, Modification, Suspension and Termination. Subject to Article 3, the Committee may, at any time, and from time to time, alter, amend, modify, suspend or terminate this Plan and any Award Agreement with the Participant's agreement, in whole or in part; provided, however, that without the prior approval of the Company's Stockholders except as provided in Section 5.3, Options or SARs issued under this Plan will not be re-priced, replaced or re-granted through cancelation, or by lowering the Exercise Price of a previously granted Option or SAR, and no material amendment of this Plan shall be made without Stockholder approval if such Stockholder approval is required by law, regulation or stock exchange rule.

13.2     Adjustment of Awards Upon the Occurrence of Certain Unusual or Non-Recurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or non-recurring events (including, without limitation, the events described in Section 5.3 hereof) effecting the Company or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principals, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on all Participants under the Plan.

13.3     Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board may amend the Plan or any Award Agreement to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of controlling the Plan or Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder.

ARTICLE 14
WITHHOLDING

14.1     Tax Withholding. The Company shall have the power and right to deduct or withhold or require Participants to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.

14.2     Share Withholding. With respect to withholding required upon the exercise of Options, the issuance of any Restricted Shares or upon the achievement of Performance Goals related to Performance Shares or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy their withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be so determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

ARTICLE 15
MISCELLANEOUS

15.1     Legend. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of Shares.

15.2     Gender and Number. Except where otherwise indicated by the context, any masculine term used herein shall include the feminine, the plural shall include the singular and the singular shall include the plural.

15.3     Severability. In the event any provision of this Plan shall be held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal and invalid provision had not been included.

15.4     Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules and regulations, and such approvals by any governmental agencies or national securities exchanges as may be required.

15.5     Indemnification of The Committee. The Company shall indemnify each present and future member of the Committee against, and each member of the Committee shall be entitled without further action on his part to indemnity from the Company for, all expenses (including attorney's fees, the amount of judgments and the amount of appropriate settlements made with a view to the curtailment of the cost of litigation, other than amounts paid to the Company itself) reasonably incurred by such member in connection with or arising out of any action, suit or proceeding in which such member may be involved by reason of such member being or having been a member of the Committee, whether or not he continues to be a member of the Committee at the time of incurring the expenses, including without limitation, matters as to which such member shall be finally adjudged in any action, suit or proceeding to have been negligent in the Performance of such member's duties as a member of the Committee. However, this indemnity shall not include any expenses incurred by any member of the Committee in respect of matters as to which such member shall be finally adjudicated in any action, suit or proceeding to have been guilty of willful misconduct in the Performance of his duties as a member of the Committee. In addition, no right of indemnification under the Plan shall be available to or enforceable by any member of the Committee unless, within 60 days after the institution of any action, suit or proceeding, such member shall have offered the Company, in writing, the opportunity to handle and defend the same at its own expense. The right of indemnification shall inure to the benefit of the heirs, executors and administrators of each member of the Committee, and shall be in addition to all other rights to which a member of the Committee may be entitled as a matter of law, contract or otherwise.

15.6     Headings. Headings of Articles are included for convenience of reference only and do not constitute part of the Plan and shall be used in construing the terms and provisions of the Plan.

15.7     Other Compensation Plans. The adoption of this Plan shall not affect any other option, incentive or other compensation or benefit plans in effect for the Company, nor shall this Plan preclude the Company from establishing any other form of incentive compensation arrangements for Employees.

15.8     Retirement and Welfare Plans. Neither Awards made under this Plan nor shares of stock or cash paid pursuant to such Awards may be included as "compensation" for purposes of computing the benefits payable to any person under the Company's retirement plans (both qualified and non-qualified) or welfare benefit plans unless such plan expressly provides that such compensation shall be taken into account in computing a Participant's benefit.

15.9     Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

15.10     Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body have jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares of stock hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares of stock as to which such requisite authority shall not have been obtained.

15.11     Investment Representations. The Committee may require any person receiving stock pursuant to an Award under the Plan to represent and warrant in writing that the person is acquitting the Shares of stock for investment without any present intention to sell or distribute the stock.

15.12     Persons Residing Outside the United States. Notwithstanding any provisions of this Plan to the contrary, in order to comply with the laws in other countries in which the Company operates or has Employees, the Committee in its sole discretion, shall have the power and authority to (a) to determine which Affiliates shall be covered by the Plan; (b) determine which persons employed outside the United States are eligible to participate in the Plan; (c) amend or vary the terms and provisions of the Plan and the terms and conditions of any Award granted to persons who reside outside the United States; (d) establish sub-plans and modify exercise procedures and other terms and procedures to the extent that such actions may be necessary or advisable any sub-plans and modifications to plans, terms and procedures established under this Section 15.12 by the Committee shall be attached to the Plan document as appendices; and (e) take any action, before or after an Award is made, that is deemed advisable to obtain or comply with any necessary local government regulatory exemptions or approvals. Notwithstanding the above, the Committee may not take any action hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities laws or governing statutes or any other applicable law.

15.13     No Fractional Shares. No fractional Shares of stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, additional Awards or other property shall be issued or paid in lieu of fractional Shares of stock or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

15.14     Arbitration of Disputes. Any controversy arising out of or relating to the Plan or an Award Agreement shall be resolved by arbitration conducted in Douglas County, Nebraska pursuant to the arbitration rules of The American Arbitration Association. The arbitration will be final and binding on the parties.

15.15     Governing Law. The provisions of the Plan and the rights of all persons claiming thereunder shall be construed, administered and governed under the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise confer construction or interpretation of the Plan to the substantive laws of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the State of Nebraska, to resolve any and all issues that might arise out of or relate to the Plan or any related Award.

ARTICLE 16
EXECUTION

To record the amendment and restatement of the Plan to read as set forth herein, the Company has caused this amendment and restatement of the Plan to be signed by its President and attested by its Secretary on _______ __, 2014.

BALLANTYNE STRONG, INC.

By:

ATTEST: